Exhibit 6
July 14, 1997
Actuarial Opinion


In my capacity as Vice President and Associate Actuary of Kansas City Life Insurance Company, I have provided actuarial advice concerning:

The preparation of Pre-Effective Amendment No. 1 to the registration statement of Form S-6, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to flexible premium survivorship variable universal life insurance contract (the "Registration Statement") and the preparation of contract forms for the flexible premium survivorship variable universal life insurance contracts described in the Registration Statement (the "Contract").

It is my professional opinion that:

The illustrations of death benefits, account values, net cash surrender values and accumulated premiums in the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Contracts. The rate structure of the Contracts has not been designed as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to prospective purchasers of Contracts age 35 in the underwriting classes illustrated than to prospective purchasers of Contracts at other ages or underwriting classes.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of my name under the heading "Experts" in the Prospectus.

Sincerely,

/s/Mark A. Milton

Mark A. Milton, FSA, MAAA
Vice President and Associate Actuary
Kansas City Life Insurance Company